Exhibit 99

Granite Broadcasting Corporation Promotes Lawrence Wills to Chief Financial Officer

14-year Granite Veteran to Lead Corporate Finance Department

NEW YORK, Sept. 7 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today the promotion of Lawrence Wills to the position of Chief Financial Officer, effective today. Mr. Wills, who joined Granite in 1990, will lead the Company’s corporate finance department and be responsible for managing all of the Company’s financial reporting functions.

W. Don Cornwell, Chairman and Chief Executive Officer, said, “Larry was an obvious and deserving choice to fill the position of CFO. He is well respected throughout the Granite organization and possesses an in-depth financial knowledge of the Company. Larry is a seasoned executive who has been an integral part of our management team almost since our founding, and we look forward to benefiting from his continued counsel and leadership as we execute on our strategic initiatives.”

Granite also announced today that Ellen McClain, who served as the Company’s Senior Vice President-Chief Financial Officer since 2001, will join Hearst-Argyle Television, Inc.

In connection with today’s announcements, Granite will streamline its reporting structure to improve its operating efficiency. One senior vice president position will be phased-out and all financial reporting functions will be consolidated under Mr. Wills, including accounting, control and treasury functions. Mr. Cornwell added, “With Larry’s appointment, we have an opportunity to consolidate all of our financial functions under his leadership as Granite grows in the years ahead.”

Mr. Wills commented, “I am honored to have the opportunity to serve as CFO. From both a professional and personal standpoint I have thoroughly enjoyed the past 14 years at Granite and I am excited about contributing to our future success in my new role.”

Since February 2001, Mr. Wills has served as Senior Vice President-Chief Administrative Officer at the Company. Prior to that, Mr. Wills served as Granite’s Vice President-Finance and Controller from 1990 to 2001. Before joining Granite, Mr. Wills was employed by Ernst & Young LLP from 1982 to 1990, where he served in various capacities, the most recent of which was as senior audit manager responsible for managing and supervising audit engagements. Mr. Wills is a director of Junior Achievement of New York, Inc. and received a bachelor’s degree in Business Administration from Iona College. He resides in New York with his wife and two children.

Mr. Cornwell continued, “Ellen McClain has been an important contributor to the Granite management team, and on behalf of the entire Granite organization I would like to thank Ellen for her efforts on behalf of the Company.”

Granite Broadcasting Corporation (OTCBB: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB). The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB- TV, Detroit, Michigan. On April 23, 2004 Granite announced its intention to enter into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

SOURCE Granite Broadcasting Corporation

CONTACT: W. Don Cornwell of Granite Broadcasting Corporation,
+1-212-826-2530; or
Joe LoBello of Brainerd Communicators, Inc,
+1-212-986-6667,
for Granite Broadcasting Corporation (GBTVK)